Exhibit 23.2

Consent of Independent Certified Public Accounting Firm

PTC Therapeutics, Inc.
South Plainfield, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of PTC Therapeutics, Inc. of our report dated August 21, 2018, relating to the consolidated financial statements of Agilis Biotherapeutics, Inc. as of and for the years ended December 31, 2017 and 2016 appearing in PTC Therapeutics, Inc.'s Current Report on Form 8-K filed on August 24, 2018. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP
Boston, Massachusetts

August 10, 2020